Exhibit 99.1

Farmland Partners Inc. Appoints Tom Heneghan to Board &
Announces $10 Million Private Investment

DENVER, December 8, 2020 /PRNewswire/ Farmland Partners Inc. (NYSE: FPI) (the “Company”) today announced that real estate veteran Tom Heneghan has joined Farmland’s board of directors. An entity controlled by Mr. Heneghan has also entered into a stock purchase agreement to acquire 1,250,000 shares of the Company’s common stock at $8.00 per share in a privately negotiated transaction for proceeds of $10 million.

Mr. Heneghan has more than 30 years of leadership experience in the real estate industry with a long track-record of identifying opportunities to institutionalize and scale various sectors, domestically and internationally. These sectors include manufactured home communities and RV resorts, single-family rental, telecommunications infrastructure, and e-commerce related warehouse and logistics.

Mr. Heneghan is currently the chief executive officer (CEO) of Equity International, a private equity firm focused primarily on investing in real estate and infrastructure operating companies outside the United States. Prior to taking the helm of Equity International in 2013, he served as CEO of Equity Lifestyle Properties (ELS), a leading owner of manufactured home and resort communities. From 1995 through 2013 Mr. Heneghan served in several other leadership roles at ELS. ELS has earned the distinction of being one of the best-performing REITs since its IPO in 1993. He continues to serve as the vice chairman of ELS.

Mr. Heneghan is also a senior managing director of Chai Trust Company LLC, which is the trustee of various trusts in which Sam Zell and his family are beneficiaries.

In addition, Mr. Heneghan is the founder of Madison Canal and related entities which serves as an asset manager for institutional investors that have invested more than $500 million in a single-family rental business, Home Partners of America (HPA), a private REIT. Today, HPA manages approximately 16,000 homes across the country. Mr. Heneghan serves on HPA’s board of directors.

“Farmland is an underrepresented asset class among institutional owners of real estate, especially given its $2.5 trillion size,” stated Mr. Heneghan. “Less than 5% of farms in the United States are owned by institutional investors. Farmland Partners’ strong management team is well positioned to scale its platform.”

“Tom’s history of successfully institutionalizing and scaling real estate sectors is directly relevant to farmland," said the Company’s Chairman and CEO, Paul Pittman. “We look forward to adding his strategic vision, investment and operations acumen, and vast network to our board.”

Mr. Pittman added, “We believe the predictability and essential nature of farmland is compelling to investors, particularly given the current uncertainty surrounding other real estate asset classes. As previously discussed in our public announcements, we have a high degree of confidence in the value of our assets. We have demonstrated this belief by selling assets in recent quarters to repurchase our stock. In connection with Tom joining the board, he requested the ability to invest capital, showing his conviction in our business and confidence in our team.”

“I am excited to join the board of directors and to invest capital at what I believe to be a substantial discount to fair value1. I look forward to working with Paul and his team to close this valuation gap and to successfully grow the business.” said Mr. Heneghan.

This press release shall not be deemed an offer to sell or a solicitation of an offer to buy securities. The sale of common stock made pursuant to the Stock Purchase Agreement was affected pursuant to the exemption from registration provided by Section 4(a)(2) of the Securities Act of 1933, as amended, and Rule 506 of Regulation D thereunder.

1 This belief is based on valuation work performed by a third-party farmland expert who estimated the net asset value of the Company’s assets on a fully diluted basis was between $12.75 and $13.75 per share using a variety of valuation methods.   Such estimates are not predictions of future events or guarantees of future performance and actual results could differ materially.

About Farmland Partners Inc.

Farmland Partners Inc. is an internally managed real estate company that owns and seeks to acquire high-quality North American farmland and makes loans to farmers secured by farm real estate.  As of the date of this release, the Company owns approximately 154,500 acres in 16 states, including Alabama, Arkansas, California, Colorado, Florida, Georgia, Illinois, Kansas, Louisiana, Michigan, Mississippi, Nebraska, North Carolina, South Carolina, South Dakota, and Virginia.  We have approximately 26 crop types and over 100 tenants. The Company elected to be taxed as a real estate investment trust, or REIT, for U.S. federal income tax purposes, commencing with the taxable year ended December 31, 2014.

Forward-Looking Statements

This press release includes "forward-looking statements" within the meaning of the federal securities laws, including, without limitation, statements with respect to our outlook and prospects, estimates of our net asset value, expectations with respect to consolidation opportunities within our industry, and statements regarding management’s ability to scale our platform. Forward-looking statements generally can be identified by the use of forward-looking terminology such as "may," "should," "could," "would," "predicts," "potential," "continue," "expects," "anticipates," "future," "intends," "plans," "believes," "estimates" or similar expressions or their negatives, as well as statements in future tense. Although the Company believes that the expectations reflected in such forward-looking statements are based upon reasonable assumptions, beliefs and expectations, such forward-looking statements are not predictions of future events or guarantees of future performance and our actual results could differ materially from those set forth in the forward-looking statements. Some factors that might cause such a difference include the following: the litigation discussed in our filings with the SEC, including the possibility that these rulings are overturned or modified on appeal; general volatility of the capital markets and the market price of the Company’s common stock or Series B participating preferred stock; changes in the Company's business strategy; availability, terms and deployment of capital; the Company's ability to refinance existing indebtedness at or prior to maturity on favorable terms or at all; availability of qualified personnel; changes in the Company's industry, interest rates or the general economy, including as a result of the Covid-19 pandemic; adverse developments related to crop yields or crop prices; the degree and nature of the Company’s competition; the timing, price or amount of repurchases, if any, under the Company’s share repurchase program; and the other factors described in the section entitled “Risk Factors” in the Company's Annual Report on Form 10-K for the year ended December 31, 2019, and the Company's other filings with the Securities and Exchange Commission.  Any forward-looking information presented herein is made only as of the date of this press release, and the Company does not undertake any obligation to update or revise any forward-looking information to reflect changes in assumptions, the occurrence of unanticipated events, or otherwise.

CONTACT: ir@farmlandpartners.com

SOURCE: Farmland Partners Inc.